CAMPBELL ALTERNATIVE ASSET TRUST
                         MONTHLY REPORT - November 2006
                                   -----------

                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------

Net Asset Value (23,695.906 units) at October 31, 2006             $ 39,420,393
Additions of 71.386 units on November 30, 2006                          119,915
Redemptions of (97.437) units on November 30, 2006                     (163,677)
Offering Costs                                                          (29,947)
Net Income - November 2006                                              414,518
                                                                   ------------

Net Asset Value (23,669.855 units) at November 30, 2006            $ 39,761,202
                                                                   ============

Net Asset Value per Unit at November 30, 2006                      $   1,679.82
                                                                   ============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                          $(269,105)
    Change in unrealized                                                 95,183

  Gains (losses) on forward and options on forward contracts:
    Realized                                                              2,379
    Change in unrealized                                                536,384
  Interest income                                                       159,224
                                                                      ---------

                                                                        524,065
                                                                      ---------

Expenses:
  Brokerage fee                                                         103,735
  Performance fee                                                             0
  Operating expenses                                                      5,812
                                                                      ---------

                                                                        109,547
                                                                      ---------

Net Income (Loss) - November 2006                                     $ 414,518
                                                                      =========

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on November 30, 2006                      $  1,679.82

Net Asset Value per Unit on October 31, 2006                       $  1,663.59

Unit Value Monthly Gain (Loss) %                                          0.98 %

Fund 2006 calendar YTD Gain (Loss) %                                     (0.72)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                       /s/ Theresa D. Becks
                                       -----------------------------------------
                                       Theresa D. Becks, Chief Financial Officer
                                       Campbell & Company, Inc.
                                       Managing Owner
                                       Campbell Alternative Asset Trust

                                       Prepared without audit

Dear Investor,

Strong currency gains offset by other losses...

Strong performance was recorded in the currency sector, primarily from an increase in the Euro against the Swiss Franc and other Euro crosses. We also benefited from a significant dollar sell-off as weakening economic data and seasonal year-end risk shifting took hold. The energy sector also contributed to gains as the complex staged a two week rally into the month-end amid refinery problems and hints of additional OPEC production cuts.

Losses occurred in fixed income trading as bond prices rallied mid-month on soft retail sales, housing starts and inflation data.

Stock Index trading finished relatively flat despite the US market's higher close.

On a personal note, I am pleased to report that my radiation and chemotherapy treatments have now finished, and I look forward to getting back on deck full-time again in the New Year. In the meantime, I wish you and your families the happiest of Holidays.

Sincerely,

Bruce Cleland
President & CEO
Campbell & Company Inc.
Managing Owner